Exhibit 10.82

RESTRICTED STOCK AWARD AGREEMENT

Unless otherwise defined herein , the terms defined in the Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Award Agreement (this “Award Agreement”).

1.             Grant of Restricted Stock.  The Company hereby grants to you the number of Shares set forth in the Notice of Grant.  The grant of the Shares pursuant to this Award Agreement is subject to the terms, definitions and provisions of the Plan adopted by the Company, which is incorporated herein by reference.

2.             Stock Certificates.  The Company shall cause the Shares to be issued and a stock certificate or certificates representing the Shares to be registered in your name promptly upon execution of the Award Agreement, but the stock certificate or stock certificates shall be delivered to, and held in custody by, the Bank of New York or any successor appointed by the Company until the applicable vesting dates specified in the Notice of Grant (the “Vesting Dates”).

3.             Restrictions.  You shall have all rights and privileges of a stockholder of the Company with respect to the Shares, including voting rights and the right to receive dividends paid with respect to such Shares, except that the following restrictions shall apply to the Shares, until the applicable Vesting Dates:

(a)           Forfeiture.  Except as provided in subsection (c) below, any Shares which are not vested on the date you cease to be a member of the Board, employee, officer or executive of the Company or any Subsidiary (a “Service Provider”) shall be forfeited on the date of such termination (the “Termination Date”).

(b)           Nontransferability.  The Shares may not be sold, assigned, pledged, encumbered or used as collateral for a loan.

(c)           Death or Disability.  If you cease to be a Service Provider as a result of death or Disability (as defined below), fifty percent (50%) of the unvested Shares shall automatically vest on the Termination Date and any remaining unvested Shares shall be forfeited.  For purposes of this Award Agreement,  “Disability” means a determination while you are a Service Provider or on an authorized leave of absence that you are disabled under the Company’s long term disability plan.

4.             Change in Control.  Unless otherwise stipulated in a Severance Agreement, you shall have certain rights upon a Change in Control of the Company as described in the Plan.

5.             Delivery of Certificates; Withholding.  Upon vesting of the Shares, the Company shall cause the certificate or certificates with respect to such vested Shares to be delivered to you or your legal representative, free from any restrictions.  However, the certificate or certificates shall not be delivered to you or your legal representative unless and until you or your legal representative pay to the Company the full amount of all applicable federal, state and local tax resulting from the grant of the Shares or the vesting of the Shares.

 You may elect to satisfy any federal, state and local tax withholding obligation relating to the grant of the Shares or the lapse of the restrictions with respect to any of the Shares by authorizing the Company to withhold from the shares of the common stock otherwise deliverable to you upon grant or as a result of the lapse of the restrictions with respect to any of the Shares, a number of shares having a fair market value less than or equal to the amount of the Company’s required minimum statutory withholding. Shares of common stock tendered by you pursuant to this paragraph shall be valued at the fair market value of the common stock on the date your tax obligations arise.  You agree to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this paragraph.

6.             Tax Consultation.  You understand that you may suffer adverse tax consequences as a result of your acquisition or disposition of the Shares.  You understand that you have only thirty (30) days from the Grant Date set forth in the Notice of Grant to file an 83(b) election with the Internal Revenue Service, if you so desire.  You represent that you have consulted with any tax consultants you deem advisable in connection with the acquisition or disposition of the Shares and that you are not relying on the Company for any tax advise.

7.             Governing Law.  The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

8.             Award Agreement Subject to Plan.  The grant evidenced by this Award Agreement is made pursuant to all of the provisions of the Plan and the Award Agreement is intended and shall be interpreted in a manner to comply with the Plan.

9.             No Employment or Directorship Rights.  Nothing in the Plan or the Award Agreement shall be confer upon you any right with respect to continuation of employment or directorship by the Company or a Subsidiary and it shall not interfere in any way with the Company’s or a Subsidiary’s right to terminate your employment or directorship at any time.

10.           Successors and Assigns.  The terms of the Plan and the Award Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.